ASSET PURCHASE AGREEMENT





          THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and is entered into this ____ day of March, 1998, by, between and among POMEROY COMPUTER RESOURCES, INC., a Delaware corporation, (the "Purchaser"), COMMERCIAL BUSINESS SYSTEMS, INC., a Virginia corporation (_Seller"), THOMAS M. CLAYTON (_T. Clayton_) and STEVEN SHAPIRO (_S. Shapiro_) (T. Clayton and S. Shapiro hereinafter referred to collectively as the _Shareholders_ and individually as _Shareholder_).

                                W I T N E S S E T H :

          WHEREAS, Seller is a full service provider of a variety of computer service and support solutions to large and medium size commercial, governmental and other professional customers throughout the States of Virginia and West Virginia (the _Business_); and

          WHEREAS, Seller also operates a depot repair and refurbishing of products business for the telephone industry which is not being sold pursuant to this Agreement;

          WHEREAS, T. Clayton is the owner of forty-five (45) shares of the outstanding stock of Seller and S. Shapiro is the owner of five
          (5) shares of the outstanding stock of Seller, which stock, in the aggregate, constitute 100% of the outstanding stock of Seller; and

          WHEREAS, Purchaser desires to purchase certain of the assets of Seller used in its Business and assume certain of the liabilities of Seller in connection with the Business, and Seller desires to sell certain of such assets, subject to such liabilities, but only (i) upon the terms and subject to the conditions set forth in this Agreement, (ii) the representations, warranties, covenants, indemnifications, assurances and undertakings of Seller, Shareholders and of Purchaser contained in this Agreement, (iii) the agreements of Seller to refrain from competition with Purchaser for five (5) years from the closing of this transaction and (iv) the agreement of each Shareholder to refrain from competition for the later of five (5) years from the Closing date or one (1) year after the termination of the
          Shareholders' employment with Purchaser pursuant to and in accordance with, the terms of their respective Employment Agreements to be executed upon Closing.

          NOW, THEREFORE, in consideration of the above premises and the mutual promises, covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:


                                         1.
                                     DEFINITIONS

          1.1


               Affiliate. "Affiliate" shall have the meaning ascribed to such term in Rule 405 promulgated under the Securities Act of 1933, as amended.
          1.2


               Assumed Liabilities. The "Assumed Liabilities" are the liabilities of Seller assumed or paid at Closing by the Purchaser pursuant to Sections 3.1 and 3.2 of this Agreement.

          1.3


               Balance Sheet. The "Balance Sheet" is the audited balance sheet of Seller as of October 31,1997, included as part of the Financial Statements.

          1.4


               Closing.  The  "Closing" shall  be the  consummation of  the
               transactions  contemplated   under   this   Asset   Purchase
               Agreement.

          1.5


               Closing Date. The "Closing Date" shall be as of 10:00 a.m., E.D.T., March 6, 1998.

          1.6


               Code. The "Code" is the Internal Revenue Code of 1986, as amended, 26 U.S.C. S1 et seq.

          1.7


               Court.    A  "Court"  is  any  federal,  state,   municipal,
               domestic, foreign or other governmental tribunal or an arbitrator or person with similar power or authority.

          1.8


               Disclosure Schedule.    The  "Disclosure  Schedule"  is  the
               Disclosure Schedule dated the date of this Agreement and delivered by Seller to Purchaser.

          1.9


               Encumbrance. An "Encumbrance" is any security interest, lien, or encumbrance whether imposed by agreement, understanding, law or otherwise, on any Purchased Assets (as defined herein).

          1.10


               Excluded Assets. An "Excluded Asset" is any asset set forth in Section 2.3.

          1.11


               Financial Statements. The "Financial Statements" are the audited financial statements of Seller for the year ended October 31, 1997 and the unaudited financial statements for the years ended October 31, 1996 and October 31, 1995, including any and all notes thereto.

          1.12


               Governmental Entity. A "Governmental Entity" is any Court or any federal, state, municipal, domestic, foreign or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

          1.13


               Knowledge. _Knowledge of Seller and Shareholder_ shall mean the actual knowledge of any of the Shareholders.

          1.14


               Net Asset Amount. _Net Asset Amount_ shall have the meaning set forth in Section 5.2.

          1.15


               October 31, 1997 Pro Forma Balance Sheet. The _October 31, 1997 Pro Forma Balance Sheet is the audited balance sheet of Seller relating to the Business adjusted for Excluded Assets of Seller and Excluded Liabilities of Seller as of such date.

          1.16


               Person. Any natural person, firm, partnership, association, corporation, company, limited liability company, limited partnership, trust, business trust, governmental authority or other entity.

          1.17


               Pro Forma Balance Sheet. The "Pro Forma Balance Sheet" is the unaudited balance sheet of Seller prepared as described in Section 5.2(c) and adjusted for Excluded Assets of Seller and Excluded Liabilities of Seller as of the Closing Date.

          1.18 Pro Forma EBIT


                             .   The earnings  of Seller's Business  before
               interest and taxes, and without incorporating gains or losses realized on the disposition of assets other than in the ordinary course of business for Seller's fiscal year ending October 31, 1997. EBIT from Seller's Business for such period shall be determined in accordance with GAAP and in the manner set forth in Section 5.1.

          1.19 Purchase  Price


                              .    The   "Purchase  Price"  is  the   total
               consideration paid by Purchaser to Seller for the Purchased Assets as set forth in Section 4.1.

          1.20 Purchased Assets

                               .  The "Purchased Assets" are the assets  of
               Seller used in the Business, acquired by the Purchaser pursuant to the terms of this Agreement.

          1.21 Tax or  Taxes


                            :    Any  federal,  state,  provincial,  local,
               foreign or other income, alternative, minimum, any taxes under Section 1374 of the Code, any taxes under Section 1375 of the Code, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

          1.22


               Tax Return. A "Tax Return" is a report, return or other information required to be supplied to a Governmental Entity in connection with Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller.

                                         2.
                                        TERMS




          2.1  Agreement


                        .

               Seller agrees to sell and convey to Purchaser the Purchased Assets as hereinafter set forth in Section 2.2. The agreements of Purchaser and Seller are expressly conditioned upon the terms, conditions, covenants, representations and warranties as hereinafter set forth.

          2.2  Assets to be Sold by Seller and Purchased by Purchaser


                                                                     .

               At the Closing of this Agreement, Purchaser shall purchase and Seller shall sell the following assets of Seller used in the Business:

               (a) All investment securities, cash and cash equivalents (except investment securities, cash and cash equivalents that are Excluded Assets, as defined in
                    Section 2.3) and customers notes receivable relating to the Business;

               (b) Certain inventory of computers, related equipment and service parts held by Seller as set forth on Exhibit A attached hereto;

               (c) Accounts Receivable held by Seller as set forth on Exhibit B attached hereto;

               (d)  Certain  vehicles  of  Seller  set  forth  on  attached
                    Exhibit C;

               (e) The tangible personal property and assets of Seller of every kind and description, real, personal or mixed, wherever located, used in the Business including without limitation, all such assets as reflected on the October 31, 1997 Pro Forma Balance Sheet (excepting those assets disposed of, and including those assets acquired, in the ordinary course of business since the date of the October 31, 1997 Pro Forma Balance Sheet).
                     Such fixed  assets and  equipment  of Seller  are  set
                    forth on attached Exhibit D;

               (f) All of Seller fixed rate contracts and time and material contracts with the organizations set forth on attached Exhibit E;

               (g) All of Seller service contracts which are set forth on attached Exhibit F;

               (h) All intangible assets of Seller which are used in the Business, including, without limitation, all purchase orders, contracts, rights and agreements, work in process, customers lists, supplier agreements, patents, trademarks and service marks (including the goodwill associated with the marks), computer programs, the right to the use of the corporate and trade names of or used by Seller in the manner set forth in Section 9.19, or derivative thereof, as all or a part of a corporate or trade name (excepting the intangible assets to be retained by Seller as set forth in Section 2.3);

               (i) All distribution contracts and authorizations of Seller related to the Business;

               (j) All base artwork, photo materials, plates (if owned by Seller), separations and other materials that are used by Seller for printing brochures and promotional materials including all intellectual property rights therein;

               (k) The assignment of any telephone numbers used in the Business of Seller;

               (l) The covenant not to compete agreements with Seller, T. Clayton and S. Shapiro as set forth on Exhibits L,L-1 and L-2 attached hereto and made a part hereof; and

               (m) All other fees, assets, property, business and going concern value, and rights of Seller (including the rights under covenants or agreements not to disclose confidential information or not to compete, if any) and all other assets of Seller not specifically excluded pursuant to the terms of this Agreement.

          2.3  Excluded Assets


                              .

               The Excluded Assets are set forth on Exhibit _G_ hereto.

          2.4


               Lease Agreements.

               Seller is the lessee under certain lease agreements calling for payments of more than $5,000.00 per year covering the following real and personal properties:

               (i) 2,600 square feet located in Mountaineer Mall, Morgantown, West Virginia, pursuant to a Lease Agreement with First Union Management, Inc., as Lessor, dated April 17, 1995, as amended by a First Amendment Subsequent to Lease dated June 2, 1997;

               (ii) Office/warehouse space located at 300 Roxalana Business
                    Road, Dunbar, West Virginia 25064 pursuant to a Lease Agreement with Carmal, Inc., as Lessor, dated December 10, 1996;

               (iii)     Tangible personal  property lease  agreements  for
                    the Dunbar and Morgantown, West Virginia offices and Justice Road, Virginia offices dated July 22, 1997 with Golden Eagle Credit Corporation as Lessor; and

               (iv) Lease Agreements  with  GTE  Corporation  for  tangible
                    personal property dated   August 22,  1997 and July  7,
                    1998, respectively.

               At the Closing, Seller and Purchaser shall execute necessary documentation for the assignment of these leases and all of Seller's right and interest thereunder to Purchaser and, at the Closing, Seller shall assign all its rights and interest in said leases to Purchaser. Purchaser agrees to indemnify and hold Seller harmless from any liability with respect to the aforementioned leases occurring after the Closing  Date.
                To the  extent  that  the assignment  of  any  lease  shall require the consent of other parties thereto, this Agreement shall not constitute an assignment thereof and Seller shall obtain any such necessary consents or assignments by the Closing.

          2.5  Instruments



                           of Transfer.

               Except as otherwise provided herein, at Closing, Seller will deliver to Purchaser such bills of sale, endorsements, assignments and other good and sufficient instruments of transfer and assignment as shall be effective to vest in Purchaser good and marketable title and interest in and to the Purchased Assets. At or after the Closing, and without further consideration, Seller will execute and deliver to Purchaser such further instruments of conveyance and transfer and take such other action as Purchaser may reasonably request in order to more effectively convey and transfer to Purchaser any of the Purchased Assets or for aiding and assisting and collecting and reducing to possession and exercising rights with respect thereto. Seller and the Shareholders agree to use their best efforts to obtain and deliver to Purchaser such consents, approvals, assurances and statements from third parties as Purchaser may reasonably require in a form reasonably satisfactory to Purchaser. In addition to the foregoing, Seller will deliver to Purchaser the originals or copies of all of Seller's books, records and other data relating to the Purchased Assets; and simultaneously with such delivery, Seller shall take all such acts as may be necessary to put Purchaser in actual possession, and operating control of the Purchased Assets. Seller shall cooperate with Purchaser to permit Purchaser, if possible, to enjoy Seller's ratings and benefits under workmen's compensation laws and unemployment compensation laws to the extent permitted by such laws.

          2.6


               Instruments Giving Certain Powers and Rights.

               At the Closing, Seller shall, by appropriate instrument, constitute and appoint Purchaser, its successors and assigns, the true and lawful attorney of Seller with full power of substitution, in the name of Purchaser, or the name of Seller, on behalf of and for the benefit of Purchaser, to collect all receivables and other items being transferred and assigned to Purchaser as provided herein, to endorse, without recourse, any and all checks in the name of Seller the proceeds of which Purchaser is entitled to hereunder, to institute and prosecute, in the name of Seller or otherwise, all proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets, to defend and compromise any and all actions, suits and proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as Purchaser may deem advisable. Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by Seller, directly or indirectly, by the dissolution of Seller or in any manner or for any reason. Seller further agrees that Purchaser shall retain for its own account any amounts collected pursuant to the foregoing powers, and Seller shall pay or transfer to Purchaser, if and when received, any amounts which shall be received by Seller after the Closing in respect of any receivables or other assets, properties, rights or business to be transferred and assigned to Purchaser as provided herein. Seller further agrees that, at any time or from time to time after the Closing, it will, upon the request of Purchaser and at Seller's expense, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged or delivered, all such further reasonable acts, assignments, transfers, powers of attorney or assurances as may be required in order to further transfer, assign, grant, assure and confirm to Purchaser, or to aid and assist in the collection or granting of possession by Purchaser of, any of the Purchased Assets, or to vest in Purchaser good and marketable title to the Purchased Assets.

               To the extent that any assignment does not result in a complete transfer of the contracts to Purchaser because of a provision in any contract against Seller's assignment of any its right thereunder, Seller shall cooperate with Purchaser in any reasonable manner proposed by Purchaser to complete the acquisition of the contracts and Seller's rights, benefits and privileges thereunder in order to fulfill and carry out Seller's obligations under this Agreement. Such additional action may include, but is not limited to: (i) entering into a subcontract between Seller and Purchaser which allows Purchaser to perform Seller's duties under such contracts and to enforce Seller's rights thereunder; (ii) the sale of Seller's stock owned by Shareholders to

               Purchaser on terms to which the parties may mutually agree to allow Purchaser to operate Seller as a wholly-owned subsidiary to enforce the contracts; or (iii) entering into a new multi-party agreement with such customers which allows Purchaser to perform Seller's obligations and enforce Seller's rights under the contracts.


                                         3.



                              ASSUMPTION OF LIABILITIES

          3.1  Liabilities



                           to be Paid Off at Closing or Assumed.

               (a) At the Closing, Purchaser shall assume and pay off or discharge when due (and secure the release of Seller and all Shareholders from any and all personal liability or guaranty with respect to such obligations) the following:

                    (i) Accounts payable incurred in the ordinary course of the Business, which accounts payable totaled $196,919.07 on January 31, 1998;

                    (ii)      A  sales  tax  payable   in  the  amount   of
                         $9,272.26 as of January 31, 1998; and

                    (iii)     Long term notes payable to Jefferson Bank  in
                         the approximate amount of $35,103.00 relating to various vehicle loans as of January 31, 1998; and

                    (iv) Accrued vacation pay which totalled  approximately
                         $20,000.00 on January 31, 1998.

                    The Assumed Liabilities to be  assumed as set forth  in
                    Section 3.1(i) through (iv) as may be incurred, increased or decreased since January 31, 1998 to the Pro Forma Balance Sheet for operations in the ordinary course of business or any other transaction permitted by this Agreement, and subject to the satisfaction of the Net Asset Amount requirement set forth in Section 4.1(d) as of the Closing Date.

               (b) It is the parties' intent that Purchaser shall pay off at Closing, or assume and pay off or discharge when due, all obligations of Seller set forth in Section 3.1(a) above for which any Shareholder has personal liability and Purchaser agrees to use its best efforts to secure the release of any Shareholder from such personal guaranty after the Closing if such releases are not secured prior to Closing.

          3.2


               Executory Contracts.

               At the Closing, Purchaser shall assume and pay, perform and discharge when due the following:

               (a) All the obligations and liabilities of Seller arising after the Closing under the contracts described in
                    Section 2.4; and

               (b) All future liabilities for merchandise in transit F.O.B. shipping point which has not been received and/or entered into inventory by Seller as of the Closing and for which no bill has been posted by Seller as of the Closing.

          3.3  Excluded Liabilities


                                   .

               Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume or become responsible for any claim, liability or obligation of any nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise (a "Liability") of Seller except the Assumed Liabilities. Without limiting the generality of the foregoing, the following are included among the Liabilities of Seller which Purchaser shall not assume or become responsible for (unless specifically included as Assumed Liabilities):

               (a)  any indebtedness or Liabilities  relating to the  depot
                    repair  and  refurbishing  business  of  Seller   being
                    retained by it;

               (b) all Liabilities for any Taxes whether deferred or which have accrued or may accrue or become due and payable by Seller either prior to, on or after the Closing Date, including, without limitation, all Taxes and fees of a similar nature arising from the sale and transfer of the Purchased Assets to Purchaser;

               (c) all Liabilities and obligations to directors, officers, employees or agents of Seller, including, without limitation, all Liabilities and obligations for wages, salary, bonuses, commissions, vacation (except as set forth in Section 3.1(a)(iv)) or severance pay, profit sharing or pension benefits, and all Liabilities and obligations arising under any bonus, commission, salary or compensation plans or arrangements, whether accruing prior to, on or after the Closing Date;

               (d) all Liabilities and obligations with respect to unemployment compensation claims and workmen's compensation claims and claims for race, age and sex discrimination or sexual harassment or for unfair labor practice based on or arising from occurrences, circumstances or events, or exposure to conditions, existing or occurring prior to the Closing Date and for which any claim may be asserted by any of Seller's employees, prior to, on or after the Closing Date;

               (e) all Liabilities of Seller to third parties for personal injury or damage to property based on or arising from occurrences, circumstances or events, or exposure to conditions, existing or occurring prior to the Closing Date and for which any claim may be asserted by any third party prior to, on or after the Closing Date;

               (f) all Liabilities and obligations of Seller arising under or by virtue of federal or state environmental laws based on or arising from occurrences, circumstances or events, or exposure to conditions, existing or occurring prior to the Closing Date and for which any claim may be asserted prior to, on or after the Closing Date;

               (g) all Liabilities of Seller including any costs of attorneys' fees incurred in connection therewith, for litigation, claims, demands or governmental proceedings arising from occurrences, circumstances or events, or exposure to conditions occurring or existing prior to the Closing Date;

               (h) all Liabilities based on any theory of liability or product warranty with respect to any product manufactured or sold prior to the Closing Date and for which any claim may be asserted by any third party, prior to, on or after the Closing Date;

               (i) all attorneys' fees, accountants or auditors' fees, and other costs and expenses incurred by Seller and/or
                    Shareholders in connection with the negotiation, preparation and performance of this Agreement or any of the transactions contemplated hereby;

               (j) all Liabilities of Seller in connection with the Excluded Assets;

               (k) any Liabilities of Seller with respect to any options, warrants, agreements or convertible or other rights to acquire shares of its capital stock of any class; and

               (l) all other debts, Liabilities, obligations, contracts and commitments (whether direct or indirect, known or unknown, contingent or fixed, liquidated or unliquidated, and whether now or hereinafter arising) arising out of or relating to the ownership, operation or use of any of the Purchased Assets on or prior to the Closing Date or the conduct of the Business of Seller prior to the Closing Date, except only for the liabilities and obligations to be assumed or paid, performed or discharged by Purchaser constituting the Assumed Liabilities.

               Seller shall pay all of its respective liabilities not being assumed hereunder by Purchaser within the customary time for payment of such liabilities.

               It is the intent of the parties that upon Closing, all employees of Seller involved in the Business will be terminated by Seller and Purchaser will extend offers of employment to such individuals.


                                         4.



                                  CONSIDERATION FOR


                                                       THE PURCHASED ASSETS

          4.1  Purchase



                        Price for the Purchased Assets.

               Subject to the other terms of this Agreement, the Purchase Price for the Purchased Assets shall be the sum of:

               (a)  Two   Million    Five    Hundred    Thousand    Dollars
                    ($2,500,000.00); and

               (b)  The liabilities assumed  or paid off  at Closing  under
                    Section 3.1.

               The sum of the items contained in Sections 4.1(a) and (b) above shall be adjusted by the amounts determined under Sections 4.1(c), (d) and (e).

               (c) If Seller's Pro Forma EBIT for the period November 1, 1996 through October 31, 1997 relating to the Business is less than $500,000.00, the Purchase Price shall be decreased on a dollar-for-dollar basis to the extent of such deficit. The determination of Sellers' Pro Forma EBIT for the applicable period shall be made in the manner provided for in Section 5.1.

               (d) If the Net Asset Amount of Seller as of the Closing Date as shown on the Pro Forma Balance Sheet is less than $600,000.00, the Purchase Price shall be decreased on a dollar-for-dollar basis to the extent of such deficit. The determination of the Net Asset Amount shall be made in the manner provided for in Section 5.2 hereof.

               (e) If the earnings before interest and taxes (_EBIT_) of Purchaser's Virginia/West Virginia Service Division in fiscal years one and two following the closing is less than $500,000.00 (prorated to $417,000.00 for the period commencing with the Closing and ending January 5, 1999, $500,000.00 for the period commencing January 6, 1999 and ending January 5, 2000 and prorated to $83,000.00 for the period commencing January 6, 2000 and ending March 5, 2000) in any applicable period, the Purchase Price will be reduced on a dollar-for-dollar basis to the extent of such deficit in EBIT for such applicable period(s). The determination of such EBIT for the applicable period shall be made in the manner provided for in Section 5.3.

          4.2  Payment of the Purchase Price for The Purchased Assets


                                                                     .

               Subject to the conditions, covenants, representations and warranties hereof, at Closing, Purchaser shall deliver:

               (a) By certified or bank cashier's checks or by wire transfer to Seller, the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00); and

               (b)  The Assumed  Liabilities  assumed  or  paid  off  under
                    Section 3.1; and

               (c) The remaining sum of One Million Dollars ($1,000,000.00) as may be adjusted as set forth in Sections 5.1, 5.2 or 5.3, shall be payable pursuant to the terms of Purchaser's promissory note. The note shall bear interest at the prime rate of Purchaser's primary lender, Star Bank, National Association as of the date of Closing. The principal of the note shall be payable in two (2) equal annual installments with the first principal payment commencing on the first annual anniversary of the Closing and the remaining principal payment being due on the second annual anniversary date of the Closing. Interest on the unpaid principal balance of the note shall be paid quarterly with the first interest payment being due and payable ninety (90) days from Closing. Such note and all obligations of Purchaser thereunder will be subordinated and made junior in right of payment to the extent and in the manner provided in a Subordination Agreement to be executed between Star Bank, National Association and Purchaser and Seller. A copy of said note is attached hereto as Exhibit H. Such note shall be subordinate to Purchaser's lender pursuant to the terms of a Subordination Agreement in the form attached hereto as Exhibit I.

          4.3


               Allocation of Purchase Price.

               The Purchase Price to be paid to Seller hereunder, including the liabilities assumed or paid by Purchaser pursuant to
               Section 3.1, shall be allocated as set forth on Exhibit J attached hereto. Seller, Shareholders and Purchaser agree that each shall act in a manner consistent with such allocation in (a) filing Internal Revenue Form 8594; and (b) in paying sales and other transfer taxes in connection with the purchase and sale of assets pursuant to this Agreement.

          4.4  Certain Closing Expenses


                                       .

               Seller shall be responsible for and shall pay all federal, state and local sales tax (if any), documentary stamp tax and all other duties, or other like charges properly payable upon and in connection with the conveyance and transfer of the Purchased Assets by Seller to Purchaser.


                                         5.



                      PRE-CLOSING AND POST-CLOSING ADJUSTMENTS

          5.1 Upon the issuance of the audited financial statements by Seller's accountant, Thomas & Thomas, P.C., Seller will deliver to Purchaser a determination of Company's Pro Forma EBIT prepared by Company's accountant for the subject period along with any supporting documentation reasonably requested by Purchaser. Within ten days following delivery to Purchaser of such report and prior to Closing, Purchaser shall have the right to object in writing to the results contained in such determination. If timely objection is not made by Purchaser of such determination, such determination shall become final and binding. If timely objection is made by Purchaser to Seller, and Purchaser and Seller are able to resolve their differences in writing within five (5) days following the expiration of the Pro Forma EBIT objection period, then such determination as resolved shall become final and binding as it relates to this Agreement. If timely objection is made by Purchaser to Seller, and Seller and Purchaser are unable to resolve their differences in writing within five (5) days following the expiration of the Pro Forma EBIT objection period, then all disputed matters relating to the report shall be submitted to and reviewed by an arbitrator (the _Arbitrator_) which shall be an independent accounting firm selected by Seller and Purchaser. If Purchaser and Seller are unable to agree promptly on the accounting firm to serve as the Arbitrator, each shall select, by not later than the seventh day following the Pro Forma EBIT objection period, an accounting firm, and each selected accounting firm shall be instructed to jointly select promptly another accounting firm, such third accounting firm shall serve as the Arbitrator. The

               Arbitrator shall consider only the disputed matters pertaining to the determination and shall act promptly and fairly to resolve all disputed matters and their decision with respect to all disputed matters shall be final and binding upon Seller and Purchaser. The expenses of the arbitration (including reasonable attorney and accounting fees) shall be borne one-half by Purchaser and one-half by Seller. Any net reduction in the Purchase Price as a result of said adjustments shall be made in the manner set forth in
               Section 4.1(c) and shall be reflected by decreasing the face amount of the note set forth in Section 4.2(c).

          5.2 Within fifteen (15) days after the Closing, Seller shall prepare and deliver to Purchaser a Pro Forma Balance Sheet which shall set forth the Purchased Assets, and the Assumed Liabilities as of such date. The Pro Forma Balance Sheet shall be prepared using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments, estimations and methodologies as used in the preparation of the October 31, 1997 Pro Forma Balance Sheet. If the Net Asset Amount (as defined below) shown on the Pro Forma Balance Sheet is less than $600,000.00, the Purchase Price to be paid to Seller shall be decreased on a dollar-for-dollar basis for such difference by decreasing the face amount of the note as set forth in Section 4.2(c) and if the decrease is in excess of the face amount of the note, such amount equal to the excess shall be paid immediately by Seller to Purchaser by certified or cashier's check on the date of the resolution of this determination. If the Net Asset Amount shown on the Pro Forma Balance Sheet equals or exceeds $600,000,00, Purchaser shall be entitled to such excess. The Net Asset Amount shall mean the total of the Purchased Assets less the total of the Assumed Liabilities, in each case as shown on the Pro Forma Balance Sheet.

          5.3 Within forty-five (45) days after the end of the applicable periods set forth in Section 4.1(e), i.e. January 6, 1999, January 6, 2000 and March 5, 2000, Purchaser will deliver to Seller a copy of the report of EBIT prepared by Purchaser for the subject period along with any supporting documentation reasonably requested by Seller. Within thirty
               (30) days of delivery to Seller of such report, Seller shall have the right to object in writing to the results contained in such determination. If timely objection is not made by Seller to such determination, such determination shall become final and binding for purposes of this Agreement. If timely objection is made by Seller to Purchaser and Purchaser and Seller are able to resolve their differences in writing within thirty (30) days following the expiration of the thirty-day period, then such determination shall become final and binding as it relates to this Agreement. If timely objection is made by Seller to Purchaser and

               Seller and Purchaser are unable to resolve their differences in writing within thirty (30) days following the expiration of the thirty-day period, then all disputed matters pertaining to the report shall be submitted to and reviewed by an Arbitrator (the _Arbitrator_) which shall be an independent accounting firm selected by Purchaser and Seller. If Purchaser and Seller are unable to agree promptly upon an accounting firm to serve as the Arbitrator, each shall select by no later than the thirtieth day following the expiration of the sixty (60) day period, an accounting firm and the two selected accounting firms shall be instructed to select promptly another accounting firm, such newly selected firm to serve as the Arbitrator. The Arbitrator shall consider only the disputed matters pertaining to the determination and shall act promptly to resolve all disputed matters, and its decision with respect to all disputed matters shall be final and binding upon Seller and Purchaser. The expenses of the arbitration (including reasonable attorney and accounting fees) shall be borne one-half by Seller and one-half by Purchaser.

               For purposes of this Section, the term _EBIT_ shall mean the net income before taxes and interest expense of Purchaser's Virginia and West Virginia Service Division. The EBIT shall be determined by the independent accountant regularly retained by the Purchaser in the manner set forth above in accordance with generally accepted accounting principles, subject to verification as described below. For purposes of determining the EBIT for any particular year, except as noted above, no item of income or expense will be allocated by Purchaser to Purchaser's Virginia/West Virginia Service Division unless such items are reasonably calculated to contribute to the increased profits of such Division, it being the intent of the parties that Purchaser shall exercise the utmost good faith with respect to allocations of income and expense to Purchaser's Virginia/West Virginia Service Division. Incident to the determination of EBIT of Purchaser's Virginia/West Virginia Service Division, no compensation of any executive or other employee of Purchaser or its affiliates who does not work directly for Purchaser's Virginia/West Virginia Service Division shall be allocated to such Division. In making the determination of EBIT for the Purchaser's Virginia/West Virginia Service Division for calendar year 1 following the Closing, a one and one-half percent (1.5%) MAS royalty fee on gross sales by the Purchaser's Virginia/West Virginia Service Division shall be made incident to said determination. A MAS royalty fee is a fee charged to each branch of the Purchaser for the following services performed by Purchaser's corporate headquarters: marketing, advertising, professional, accounting and other related expenses. For each subsequent year described above in this paragraph, the parties shall, in good faith, agree upon an MAS royalty fee to be charged hereunder based on the level of services and support being provided by the Purchaser to its Virginia/West Virginia Service Division. Provided, however, such MAS royalty fee shall be 1.5% if the parties are unable to come to an agreement for each subsequent year. For purposes of this Section, the term _Virginia/West Virginia Service Division_ shall be the Business acquired from Seller. Purchaser's contract with the State of West Virginia relating to computer hardware and software and services for educational purposes for K through 12 shall not be included as part of the Virginia/West Virginia Service Division.


                                         6.
                                EMPLOYMENT AGREEMENTS




          6.1  Employment Agreements of Shareholders


                                                    .

               At Closing, Purchaser shall enter into an Employment Agreements with T. Clayton and S. Shapiro. Copies of said Employment Agreements are attached hereto and made a part hereof as Exhibits K and K-1.


                                         7.



                         COVENANT NOT TO COMPETE AGREEMENTS

          7.1


               Covenant  Not   to   Compete  Agreements   of   Seller   and
          Shareholders


                      .

               At Closing, Seller and each Shareholder shall enter into Covenant Not to Compete Agreements with Purchaser. Copies of said Covenant Not to Compete Agreements are attached hereto and made a part hereof as Exhibits L, L-1 and L-2.


                                         8.



                                   LEASE AGREEMENT

          8.1


               Lease Agreement - 14201 Justice Road, Midlothian, Virginia



               23113.

               CCS&W, a Virginia general partnership, is the owner of the real estate located at 14201 Justice Road, Midlothian, Virginia 23113. As a condition of the Closing of this Agreement, CCS&W, a Virginia general partnership, shall have entered into a lease agreement with Purchaser in the form attached hereto as Exhibit M. Such lease shall be for a period of five (5) years, the rental rate shall be subject to verification by an independent appraiser and such lease shall include a thirty (30) month cancellation (bust-up) provision.

                                         9.
                      REPRESENTATIONS AND WARRANTIES OF SELLER






                                  AND SHAREHOLDERS

               Except as set forth in the Disclosure Schedule attached hereto, Seller and Shareholders, jointly and severally, represent and warrant to Purchaser that the following statements are true and correct as of the date hereof and shall remain true and correct as of the Closing as if made again at and as of that time:

          9.1


               Organization, Good  Standing,  Qualification  and  Power  of



               Seller.

               Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia and has the corporate power and authority to own, lease and operate the Purchased Assets and to conduct the Business currently being conducted by it. The Seller is duly qualified and validly existing in West Virginia and in good standing in each of the other jurisdictions in which it is required by the nature of its business or the ownership of its properties to so qualify. Seller has no subsidiaries. The Disclosure Schedule correctly lists, with respect to the Seller, each jurisdiction in which it is qualified to do business as a foreign corporation.

          9.2  Capitalization


                             .

               The authorized capitalization of the Seller consists solely of ten thousand (10,000) shares of no par common stock, of which fifty (50) shares representing one hundred percent (100%) of the issued stock are currently owned in the manner set forth in the third recital on page 1 of this Agreement, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. Seller is not obligated to issue or acquire any of its securities, nor has it granted options or any similar rights with respect to any of its securities.

          9.3  Authority to Make Agreement


                                          .

               Seller and each Shareholder have the full legal power and authority to enter into, execute, deliver and perform their respective obligations under this Agreement and each of the other agreements, instruments and other instruments to be delivered incident hereto ("Other Seller Documents"). This Agreement and the Other Seller Documents have been duly and validly executed and delivered by Seller and each Shareholder, and are the legal and binding obligation of each of them, enforceable in accordance with their respective terms, subject to principles of equity, bankruptcy laws, and laws affecting creditors' rights generally. Seller has taken all necessary action (including action of its Board of Directors and Shareholders) to authorize and approve the execution and delivery of this Agreement and the Other Seller Documents, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby.

          9.4


               Existing Agreements, Governmental Approvals and Permits.

               (a) The execution, delivery and performance of this Agreement and the Other Seller Documents by Seller, the sale, transfer, conveyance, assignment and delivery of the Purchased Assets to Purchaser as contemplated in this Agreement, and the consummation of the other transactions contemplated thereby: (i) do not violate any provisions of law, statute, ordinance or regulation applicable to Seller, any Shareholder or the Purchased Assets, (ii) (except for Seller's secured creditors set forth in Section 3.1, whose consent shall be obtained prior to Closing) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time or both) the Articles of Incorporation or Bylaws of Seller or any indenture, mortgage, lease, deed of trust, or other instrument, contract or agreement or any license, permit, approval, authority, or any order, judgment, arbitration award, or decree to which Seller or any Shareholder is a party or by which Seller or any Shareholder or any of their assets and properties are bound (including, without limitation, the Purchased Assets), and (iii) will not result in the creation of any encumbrance upon any of the properties, assets, or Business of Seller or of any Shareholder. Neither Seller, nor any Shareholder, nor any of their assets or properties (including, without limitation, the Purchased Assets) is subject to any provision of any mortgage, lease, contract, agreement, instrument, license, permit, approval, authority, order, judgment, arbitration award or decree, or to any law, rule, ordinance, or regulation, or any other restriction of any kind or character, which would prevent Seller or any Shareholder from entering into this Agreement or any of the Other Seller Documents or from consummating the transactions contemplated thereby.

               (b) Neither Seller nor any Shareholder is a party to, subject to or bound by any agreement, judgment, award, order, writ, injunction or decree of any court, governmental body or arbitrator which would prevent the use by Purchaser of the Purchased Assets in accordance with present practices of Seller after the Closing Date or which, by operation of law, or pursuant to its terms, would be breached, terminate, lapse or be subject to termination or default under (in each case whether with or without notice, the passage of time or both) upon the consummation of the transactions contemplated in this Agreement.

               (c) No approval, authority or consent of, or filing by Seller with, or notification to, any foreign, federal, state or local court, authority or governmental or regulatory body or agency or any person is necessary to authorize the execution and delivery of this Agreement or the Other Seller Documents by Seller or any Shareholder, the sale, transfer, conveyance, assignment and delivery of the Purchased Assets to Purchaser, or the consummation of the other transactions contemplated thereby, or to continue the use and operation of the Purchased Assets by Purchaser after the Closing Date.

          9.5  Financial Statements


                                   .

               A. Copies of the Financial Statements are attached to the Disclosure Schedule. Each of the Financial Statements are true and complete in all material respects and were prepared in accordance with generally accepted accounting principles (except for the Pro Forma Balance Sheet of Seller which will be prepared as set forth in
                    Section 5.2) applied on a consistent basis throughout the periods indicated (except as noted on such Financial Statements) and fairly present in all material respects the financial position and condition of the Seller as of the respective dates thereof and the results of its operation and changes in financial position for the respective periods then ended.

               B. Except to the extent reflected, reserved against, or disclosed on the Pro Forma Balance Sheet, the Financial Statements, or the Disclosure Schedule, the Seller had, as of such date, no material liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, including without limitation, unfunded pension or other retirement plan liabilities and tax liabilities whether or not incurred in respect of or measured by the Seller's income, for any period prior to the date of said Financial Statements, or arising out of transactions entered into or any set of facts existing prior thereto. Except to the extent disclosed on the Disclosure Schedule, there exists no basis for the assertion against Seller, as of the date of the Financial Statements or the Pro Forma Balance Sheet, of any material liability of any nature or in any amount not fully reflected, reserved against, or disclosed in said Financial Statements or Pro Forma Balance Sheet.

          9.6


               Customers.

               The Disclosure Schedule includes a correct list of the twenty-five (25) largest customers of the Seller by sales in dollars for each of the past two (2) years and the amount of business done by the Seller with each such customer for each year. Assuming that Purchaser continues to conduct the Business in the ordinary course consistent with Seller's prior practices generally and specifically with respect to Seller's current customers, except for Via Systems, Inc., Seller has no knowledge that any of the current customers of Seller will or intend to (a) cease doing business with the Seller; or (b) materially alter the amount of business they are presently doing with the Seller; or (c) not do business with the Purchaser after the Closing.

          9.7  Intangible Property


                                  .

               The Disclosure Schedule includes an accurate list and summary description of all patents, franchises, distributorships, registered and unregistered trademarks, trade names and service marks, licenses, brand names and company lists and all applications for the foregoing, presently owned and/or held (as a licensee or otherwise) by the Seller. The Seller is not a licensor in respect to any patents, trade secrets, inventions, shop rights, know-how, trademarks, trade names, copyrights, or applications therefor. The Disclosure Schedule contains an accurate and complete description of such intangible property and the items of all licenses and other agreements relating thereto.
                All of the above-mentioned intangibles used in the Seller's
               Business are the sole property of the Seller, do not require the consent of or consent to any other person as a condition to their use or the transaction provided for herein and do not infringe upon the rights of others.

          9.8


               Significant Agreements.

               The Disclosure Schedule contains an accurate and complete list of all contracts, agreements, licenses, instruments and understandings (whether or not in writing) to which the
               Seller is a party or is bound and that are material to the Business, assets, financial condition or results of operations of the Seller. Without limiting the generality of the foregoing, such list includes all such contracts, agreements, licenses and instruments:

               (a) Providing for payments of more than Five Thousand ($5,000.00) per year;

               (b) Providing for the extension of credit other than consistent with normal credit terms described in the

                    Disclosure Schedule;

               (c) Limiting the ability of the Seller to conduct its Business or any other business or to otherwise compete in its or any other business, including as to manner or place;

               (d)  Providing for a guarantee or indemnity by the Seller;

               (e)  With any Affiliate of Seller;

               (f)  With  any   labor  union   or  employees'   association
                    connected with Seller's Business;

               (g) For the employment or retention of any director, officer, employee, agent, shareholder, consultant, broker or advisor (except for Seller's contract with Robert Mahlum) of Seller or any other contract between Seller and any director, officer, employee, agent, shareholder, consultant or advisor which does not provide for termination at will by the Seller without further cost or other liability to the Seller as of or at any time after the Closing.

               (h) In the nature of a profit sharing, bonus stock option, stock purchase, pension, deferred compensation, retirement, severance, hospitalization, insurance or other plan or contract providing benefit to any person or former director, officer, employee, agent, shareholder, consultant, broker or advisor of Seller, or such person's dependents, beneficiaries or heirs;

               (i) In the nature of an indenture, mortgage, promissory note, loan or credit agreement or other contract relating to the borrowing of money or a line of credit by the Seller or relating to the direct or indirect guarantee or assumption by the Seller of obligations of others;

               (j) Leases or subleases with respect to any property, real, personal or mixed, in which the Seller is involved, as lessor or lessee; and

               (k) Distributorship Agreement(s) or License Agreement(s) with respect to any property which Seller has entered into as licensor.

               True and correct copies of all items so disclosed in the Disclosure Schedule have been provided or made available to Purchaser. Each of such items listed, or required to be listed, is a valid and binding obligation of the parties thereto enforceable in accordance with its terms, subject to principles of equity, bankruptcy laws, and laws affecting creditors' rights generally, and there have been no material defaults or claims of material default by the Seller and there are no facts or conditions that have occurred or that are anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a default by the Seller, or would cause the acceleration of any obligation of any party thereto or the creation of an Encumbrance upon any asset of the Seller. There are no material oral contracts, agreements or understandings made by any Shareholder, whether or not binding, material to the Seller, except such as have been disclosed in the Disclosure Schedule and for which an accurate summary description has been provided.

          9.9  Inventory


                        .

               Except as specifically described on the Disclosure Schedule, all inventory is reflected on the October 31, 1997 Balance Sheet and at the Closing Date will consist of items of quality and quantity which are usable or saleable in the ordinary course of business of Seller in the conduct of its Business, and items of below standard quality and items not usable or saleable in the ordinary course of Seller's business have been written down in value in accordance with good business practices to estimated net realizable market value or adequate reserves have been provided therefor. The values at which the inventory are carried on the October 31, 1997 Balance Sheet reflect the normal valuation policy of Seller in setting inventory at the lower of cost or net realizable market values, all in accordance with generally accepted accounting principles. Except as set forth on the Disclosure Schedule, since October 31, 1997, the inventory of Seller has been maintained at normal and adequate levels for the continuation of the Business in its normal course. No change has occurred in such inventory which affects or will affect the usability or salability thereof, no write-downs or write-offs of the value of such inventory has occurred and no additional amounts have been reserved with respect to such inventories. The Disclosure Schedule lists the location of all inventory together with a brief description of the type and amount at each location.

          9.10


               Accounts Receivable.

               All accounts receivable of Seller which have arisen in connection with the Business or otherwise and which are reflected on the Financial Statements and all receivables which have arisen since October 31, 1997 through the Closing shall have arisen only from bonafide transactions in the ordinary course of business and represent valid, collectible and existing claims. Subject to customer credit, the payment of each account receivable will not be subject to any known defense, counterclaim condition (other than
               Seller's performance in the ordinary course of business) whatsoever. The Disclosure Schedule hereto accurately lists, as of the Closing Date, all receivables arising out of or relating to the Business, the amount owing and aging of such accounts receivable, the name and last known address of the party from whom such account receivable is owing, any security in favor of Seller for the repayment of such account receivable which Seller purports to have. Seller has delivered to Purchaser complete and correct copies of all instruments, documents and agreements evidencing such accounts receivable and of all instruments, documents or agreements (if any) creating security therefor.

          9.11 Taxes


                    .

               Except as to Taxes not yet due and payable, and except for Taxes the payment of which is being diligently contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles, Seller has filed all returns and reports that are now required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it, or its property, including unemployment, social security and similar taxes; and all of such taxes have been either paid or adequate reserves or other provision has been made therefor.

          9.12


               Title to Purchased Assets.

               (a) With respect to all Purchased Assets sold, at the Closing Seller shall have good and marketable title to the Purchased Assets being acquired by Purchaser, free and clear of all Encumbrances whatsoever; immediately after the transfer of all the Purchased Assets being acquired by Purchaser from Seller, Purchaser will own all of said Purchased Assets free and clear of all Encumbrances whatsoever, whether perfected or unperfected; and, by way of illustration but not limitation, there are not any unpaid taxes, assessments or charges due or payable by Seller to any federal, state or local agency, or any obligations or liabilities or any unsatisfied judgments against, or, to the best of Seller's knowledge, any litigation or proceedings pending or threatened against Seller by Seller's employees, clients, customers, creditors, suppliers, or any other party (nor state of facts for any such obligation, liability, litigation or proceeding), that could become a claim, obligation, liability, lien or other charge of or against Purchaser or the Purchased Assets. To the best of knowledge of Seller, all of Seller's tangible and other operating assets used in the Business which are being sold hereunder to Purchaser are in good operating condition and repair, free of all structural, material or mechanical defects and conform with all applicable laws and regulations.

               (b) Except as otherwise specifically set forth herein, Seller is not a party to any contract, agreement, lease or commitment that would result in any claim, obligation, liability, lien or other charge against Purchaser or the Purchased Assets, and Purchaser is not obligated to assume the obligations under any contract, agreement, lease or commitment of Seller, except as specifically set forth herein.

          9.13 Pending Actions


                              .

               Seller has not been served with or received notice of any actions, suits, arbitrations, OSHA, EPA or other governmental violations, or any other proceedings or investigations, either administrative or judicial, strikes, lockouts or NLRB charges or complaints ("Actions and Disputes"). To the best of Seller's knowledge, there are no Actions or Disputes pending or threatened against or affecting (directly or indirectly) the Seller or its property or assets, nor are there any facts or conditions which exist which would give rise to any such Actions or Disputes which, if determined adversely to Seller, would have a material adverse effect upon Seller's Business.

          9.14


               Insurance.

               The Disclosure Schedule contains an accurate and complete listing (showing type of insurance, amount, insurance company, annual premium and special exclusions) of all policies of fire, liability, worker's compensation and other forms of insurance owned or held by the Seller. All such policies are in full force and effect; are sufficient for compliance with all requirements of law and of all agreements to which the Seller is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of the Seller and will remain in full force and effect through the Closing. There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the properties and assets of the Seller by any Board of Fire Underwriters or other body exercising similar functions or by any Governmental Entity requiring or recommending any repairs or other work to be done on or with respect to any of the properties and assets of the Seller or requiring or recommending any equipment or facilities to be installed on or in connection with any of the properties or assets of the Seller.

          9.15


               Status of Business.

               (a) Since October 31, 1997, the Business of the Seller has been operated only in the ordinary course, and, except as set forth in the Disclosure Schedule or permitted under Section 2.3 dealing with Excluded Assets, there has not been with respect to the Business:

                 (i) Any material change in its condition (financial or other), assets, liabilities, obligations, business or earnings, except changes in the ordinary course of business, none of which in the aggregate has been materially adverse;

                (ii) Any material liability or obligation incurred or assumed, or any material contract, agreement, arrangement, lease (as lessor or lessee), or other commitment entered into or assumed, on behalf of the Business, whether written or oral, except in the ordinary course of business;

               (iii) Any purchase or sale of material assets in anticipation of this Agreement, or any purchase, lease, sale, abandonment or other disposition of material assets, except in the ordinary course of business;

                (iv) Any waiver or release of any material rights, except for rights of nominal value;

                 (v) Any cancellation or compromise of any material debts owed to Seller or material claims known by Seller against another person or entity, except in the ordinary course of business;

                (vi) Any damage or destruction to or loss of any physical assets or property of Seller which materially adversely affects the Business or any of the properties of the Seller (whether or not covered by insurance);

               (vii) Any material changes in the accounting practices, depreciation or amortization policy or rates theretofore adopted by the Seller, or any material revaluation or write-up or write-down of any of its assets;

               (viii) Any direct or indirect redemption, purchase or other acquisition for value by the Seller of its shares, or any agreement to do so;

                (ix) Any material increase in the compensation levels or in the method of determining the compensation of any of the Seller's officers, directors, agents or employees, or any bonus payment or similar arrangement with or for the benefit of any such person, any increase in benefits expense to the Seller, any payments made or declared into any profit-sharing, pension, or other retirement plan for the benefit of employees of the Seller, except in the ordinary course of business;

                 (x) Any loans or advances between the Seller and any Shareholder, or any family member or any associate or Affiliate of the Seller or of any Shareholder;

                (xi) Any material contract cancelled or the terms thereof amended or any notice received with respect to any such contract terminating or threatening termination or amendment of any such contract;

               (xii) Any transfer or grant of any material rights under any leases, licenses, agreements, or with respect to any trade secrets or know-how;

               (xiii)    Any  labor   trouble   or   employee   controversy
                         materially adversely affecting its Business or assets; or

               (xiv) Any dividend or other distribution on or in respect of shares of its capital stock.

               (b)  Seller is not

                 (i) in violation of any outstanding judgment, order, injunction, award or decree specifically relating to the Business, or

                (ii) in violation of any federal, state or local law, ordinance or regulation which is applicable to the Business, except where such violation does not have a materially adverse effect on the Business.

                    Seller has all permits, licenses, orders, approvals, authorizations, concessions and franchises of any federal, state or local governmental or regulatory body that are material to or necessary in the conduct of the Business, except where failure to have such permit, license, order, approval, authorization, concession or franchise does not have a materially adverse effect on the Business. All such permits, licenses, orders, approvals, concessions and franchises are set forth on the Disclosure Schedule and are in full force and effect and there is no proceeding, or to the knowledge of Seller, threatened to revoke or limit any of them.

               (c) No claim, litigation, action, investigation or proceeding is pending or, to the knowledge of Seller, threatened, and no order, injunction or decree is outstanding, against or relating to the Business or its assets, and Seller does not know of any information which could result in such a claim, litigation, action, investigation or proceeding, which, if determined adversely to Seller, would have a material adverse effect upon Seller's Business.

               (d) Seller has accrued or paid in full, to all employees of the Business, in the normal course of its operations, all wages, salaries, commissions, bonuses, vacations and other direct compensation for all services performed by them. To the best of Seller's knowledge, Seller is in compliance with all federal, state and local laws, ordinances and regulations relating to employment and employment practices at the Business, and all employee benefit plans and tax laws relating to employment at the Business, except where such non-compliance would not have a materially adverse effect on the Business. There is no unfair labor practice complaint against Seller relating to the Business pending before the National Labor Relations Board or similar agency or body and, to the best of Seller's knowledge, no condition exists that could give rise to any unfair labor practice complaint. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Seller, threatened against or involving the Business. Seller has no labor contracts or collective bargaining agreements with respect to any of its employees.

          9.16 Environmental Laws


                                 .

               (a) To the best of Seller's knowledge, the real estate located at (i) Mountaineer Mall, Morgantown, WV; (ii) 300 Roxalana Business Road, Dunbar, WV 25064; and
                    (iii) 14201 Justice Road, Midlothian, VA 23113 (_Real Estate_) have not been used or operated in any fashion involving producing, handling and disposing of chemicals, toxic substances, wastes and effluent materials, x-rays or other materials or devices in material violation of any laws, rules, regulations or orders, and to the best of Seller's knowledge, the Real Estate is in material compliance with applicable laws, regulations, ordinances, decrees and orders arising under or relating to health, safety, and environmental laws and regulations, including without limitation the Federal Occupation and Safety Health Act, 29 U.S.C. S651, et seq.; Federal Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. S6901, et seq.; Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. S9601, et seq.; the Federal Clean Air Act, 42 U.S.C. S2401, et seq.; the Federal Clean Water Act, 33 U.S.C. S1251, et seq.; and all state and local laws that correspond therewith or supplement such laws.

               (b) To the best of Seller's knowledge, the Real Estate has not been operated, in violation of any laws, rules, regulations or orders, so as to involve or create any surface impoundments, incinerators, land fills, waste storage tanks, waste piles, or deep well injection systems or for the purpose of storage, treatment or disposal of a hazardous waste as defined by RCRA or hazardous substance, pollutant or contaminate as defined by CERCLA and, to the best of Seller's knowledge, no acts have been committed that would make the Real Estate or any part thereof subject to remedial action under RCRA or CERCLA or corresponding state or local laws.

               (c) To the best of Seller's knowledge, there have not been, are not now and as of the Closing Date, there will be no solid waste, hazardous waste, hazardous substance, toxic substance, toxic chemicals, pollutants or contaminants, underground storage tanks, purposeful dumps, or accidental spills in, on or about the Real Estate or any of the assets of the Seller, whether real or personal, owned or leased, or stored on any real property owned or leased by the Seller or by the Seller's lessees, licensees, invites, or predecessors.

               (d) Seller is not engaged in, and to the best of Seller's knowledge and belief, is not threatened with any litigation, or governmental or other proceeding which may give rise to any claim against the Real Estate. Specifically, there are no pending suits, charges, actions, governmental investigations, or other proceedings, involving, directly or indirectly without limitation, the laws, statutes and regulations set forth in subsection (a), above, whether initiated by a third party or by Seller and there are none, to the best of Seller's knowledge, threatened against or relating to or involving the Real Estate or the transactions contemplated by this Agreement. Seller is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality.

               (e) The Disclosure Schedule will list all waste disposal sites, dump sites and other areas either on the Real Estate or offsite at which hazardous or toxic waste generated by the Seller has been disposed (in each case identifying such waste) and it will specifically identify each such site or area which is or has been included in any published federal, state or local (domestic or foreign) superfund or other list of hazardous or toxic waste sites or areas.
               (f) To the best of Seller's knowledge, Seller has obtained all permits, and licenses and other authorizations required by all environmental laws; and all of such permits, licenses and other authorizations are in full force and effect as of the date hereof. A true and correct list of all such permits, licenses and other authorizations is set forth in the Disclosure Schedule.


          9.17 Certain Employees




               (a) Each of the following is included in the list of agreements set forth in the Disclosure Schedule: all collective bargaining agreements, employment and consulting agreements, bonus plans, deferred compensation plans, employee pension plans or retirement plans, employee profit-sharing plans, employee stock purchase and stock option plans, hospitalization insurance, and other plans and arrangements providing for employee benefits of employees of the Seller.

               (b) The Disclosures Schedule contains a true, complete and accurate list of the following: the names, positions, and compensation of the present employees of the Seller, together with a statement of the annual salary payable to salaried employees and a summary of the bonuses and description of agreements for additional compensation and other like benefits, if any, paid or payable to such persons for the period set forth in the Disclosure Schedule. Except as listed in the Disclosure Schedule, to the best of Seller's knowledge, all employees of Seller are employees-at-will.

               (c) Seller has no retired employees who are receiving or are entitled to receive any payments, health or other benefits from Seller.

          9.18 Payments to Employees


                                    .

               All accrued obligations of Seller relating to employees and agents of Seller, whether arising by operation of law, by contract, or by past service, for payments to trusts or other funds or to any governmental agency, or to any individual employee or agent (or his heirs, legatees, or legal representatives) with respect to unemployment compensation benefits, profit sharing or retirement benefits, or social security benefits have been paid or accrued by Seller. All obligations of Seller as an employer or principal relating to employees or agents, whether arising by operation of law, by contract, or by past practice, for vacation and holiday pay, bonuses, and other forms of compensation which are or may become payable to such employees or agents, have been paid or will be paid or accrued by Seller.

          9.19


               Change of Corporate Name.

               At the Closing, Seller, if requested by Purchaser shall execute a Consent for Use of Similar Name, as set forth in the Disclosure Schedule, granting to Purchaser the use of the letters CBS.

          9.20 Brokers and Finders


                                  .

               Except as set forth in the Disclosure Schedule, no broker, finder or other person or entity acting in a similar capacity has participated on behalf of Seller in bringing about the transaction herein contemplated, or rendered any service with respect thereto or been in any way involved therewith.

          9.21


               Preservation of Organization.

               Except as set forth on the Disclosure Schedule, since October 31, 1997, the Seller has kept intact the Business and organization of the Seller; retained the services of all the Seller's material employees and agents, retained the Seller's arrangements with the manufacturers of the products distributed by Seller in the same manner as conducted prior to such date, and engaged in no transaction other than in the ordinary course of Seller's Business.

          9.22 Absence of Certain Business Practices


                                                    .

               Neither Seller, nor any officer, employee or agent of the Seller, nor any other Person acting on its behalf, has, directly or indirectly, within the past five years given or agreed to give any gift, bribe, rebate or kickback or otherwise provide any similar benefit to any customer, supplier, governmental employee or any other Person who is or may be in a position to help or hinder Seller or the Business (or assist Seller in connection with any actual or proposed transaction relating to the Business or any other business previously operated by Company) (i) which subjected or might have subjected Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, might have had a material adverse effect on the Business, (iii) which if not continued in the future, might have a material adverse effect on the Business or subject Seller to suit or penalty in any private or governmental litigation or proceeding, (iv)  for  any  of  the  purposes  described  in
               Section 162(c) of the Code or (v) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

          9.23 Suppliers


                        .

               The Disclosure Statement sets forth the names of and description of contractual arrangements (whether or not binding or in writing) with the twenty-five (25) largest suppliers of the Seller by sales or services in dollars. Assuming that Purchaser continues to conduct the Business in the ordinary course consistent with Seller's prior practices generally and specifically with respect to Seller's current suppliers, Seller has no direct knowledge that any of the current suppliers of the Seller will, or intend to, (a) cease doing business with the Seller; or (b) materially alter the amount of business they are currently doing with the Seller; or (c) not do business with the Purchaser after the Closing.

          9.24


               Product Liability Claims.

               To the best of Seller's knowledge, there are no material product liability claims against the Seller, either potential or existing, which are not fully covered by product liability insurance coverage with a responsible company which, if determined adversely to Seller, would have a material adverse effect upon Seller's Business.
          9.25


               Employee Benefit Plans.

               For the purposes of this Section 9.25, "Seller" shall include all persons who are members of a controlled group, a group of trades or businesses under common control, or an affiliated service group (within the meanings of Sections 414(b), (c) or (m) of the Code), of which the Seller is a member.

               (a) The Employee Benefit Plans presently maintained by the Seller or to which the Seller has contributed within the past six (6) years, including any terminated or frozen plans which have not yet distributed all plan assets, are fully set forth in the Disclosure Schedule. For purposes of this provision, the term "Employee Benefit Plan" shall mean:

                    (i) A Welfare Benefit Plan as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") established for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical, surgical, or hospital care or benefits, or benefits in the event of sickness, accident, disability, death or unemployment (including any plan or program of severance pay), or vacation benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or prepaid legal services, or any benefit described in Section 302(c) of the Labor Management Relations Act of 1947;

                    (ii) An Employee  Pension Benefit  Plan as  defined  in
                         Section 3(2) of ERISA established or maintained by the Seller for the purpose of providing retirement income to employees or for the purpose of providing deferral of income by employees for periods extending to the termination of covered employment or beyond; and

                    (iii)     Any other plan or arrangement not covered  by
                         ERISA but which provides benefits to employees or former employees and results in an accrued liability on the part of the Seller either by contract or by operation of law.

               (b)  With respect to  any such Employee  Benefit Plans,  the

                    Seller represents and warrants that, to the best of Seller's knowledge;

                    (i) The Seller has not, with respect to any Employee Benefit Plans, engaged in any prohibited transaction, as such term is defined in Section 4975 of the Code or Section 406 of ERISA.

                    (ii) The Seller  has,  with  respect  to  any  Employee
                         Benefit Plans,  complied  with all  reporting  and
                         disclosure requirements required by Title I, Subtitle B, Part 1 of ERISA.

                    (iii)     There was no  accumulated funding  deficiency
                         (as defined in section 302 of ERISA and Section 412 of the Code) with respect to any Employee Pension Benefit Plan which is a defined benefit pension plan, whether or not waived, as of the last day of the most recent fiscal year of the plans ending prior to the date of this Agreement.


                    (iv) There are  no contributions  due to  any  Employee
                         Pension Benefit Plan for the most recent fiscal year of the plans ending prior to the date of this Agreement and the Seller's Financial Statements reflect any liability of the Seller to make contributions to the Employee Pension Benefit Plans.

                    (v) No material liability to the Pension Benefit Guaranty Corporation ("PBGC") has been asserted with respect to any Employee Pension Benefit Plan which is a defined benefit pension plan.

                    (vi) There has been no reportable event as described in
                         Section 4043(b) of ERISA since the effective date of Section 4043 of ERISA with respect to any Employee Pension Benefit Plan which is a defined benefit plan.

                    (vii)     Except   for   claims    for   benefits    by
                         participants and beneficiaries in the normal course of events, to the best of Seller's knowledge, there are no claims, pending or threatened, by any individual or Governmental Entity, which, if decided adversely, would have a material adverse effect upon the financial condition of any Employee Benefit Plan, the plan administrator of any Employee Benefit Plan, or the Seller.

                    (viii)    The Seller has made available for  inspection
                         all  annual  reports  for  the  Seller  filed   on
                         Internal Revenue Service ("IRS") Form 5500 or 5500C, all reports for the Seller prepared by an actuary for the last three plan years, the plan and trust documents and the Summary Plan Description, as amended, for each Employee Benefit Plan and the last filed PBGC1 Form (if applicable) for each Employee Benefit Plan, with respect to any Employee Benefit Plans other than multi-employer plans (within the meaning of Section 3(37) of ERISA), and other reports filed with the PBGC during the last three plan years.

                    (ix) All Employee Pension Benefit Plans are intended to
                         be qualified retirements plans under the Code. The IRS has issued, and the Seller has made available for inspection, one or more favorable determination letters with respect to the qualification of all Employee Pension Benefit Plans stating that from the inception of each such plan, such plan has been qualified under Section 401(a) of the Code and each trust maintained in connection with such plan has been and is exempt under Section 501(a) if the Code. The time for adoption of any amendments required by changes in the Code since such determination letters were issued, or changes required by the IRS as a condition for continued qualification of such plans has not expired, or did not expire without such amendments being made. Such plans are now, and always have been, established in writing and maintained and operated in accordance with the plan documents, ERISA, the Code, and all other applicable laws.

                    (x) There is no liability arising from the termination or partial termination of any Employee Benefit Plan, except for liabilities as to which adequate reserves are reflected on the Financial Statements, and there exists no condition presenting a material risk of such liability.

                    (xi) The Seller has timely made any contributions it is
                         obligated to make to any multi-employer plan within the meaning of Section 3(37) of ERISA. The Seller has no liability arising as a result of withdrawal from any multi-employer plan, no such withdrawal liability has been asserted and no such withdrawal liability will be asserted with regard to any withdrawal or partial withdrawal on or before the date of this Agreement.

          9.26


               Assets Necessary to the Business.

               The Seller  owns all  assets  and properties  (tangible  and
               intangible)  necessary  to   carry  on   its  Business   and
               operations as presently conducted and as shown on the Financial Statements. Such assets and properties are all of the assets and properties necessary to carry on Seller's Business as presently conducted and none of the Shareholders (other than through their ownership of stock in the Seller and/or as set forth on the Disclosure Schedule) nor any member of their respective families owns or leases or has any interest in any assets or properties presently being used to carry on the Business of Seller.

          9.27 Transactions with Affiliates


                                           .

               Except as disclosed on the Disclosure Schedule, there is no lease, sublease, contract, agreement or other arrangement of any kind whatsoever entered into by Seller and any Shareholder or affiliate.

          9.28 Territorial Restrictions


                                       .

               Except as described in the Disclosure Schedule, Seller is not restricted by any written agreement or understanding with any other Person from carrying on the Business anywhere in the world. Neither Purchaser nor any of its affiliates will, as a result of its acquisition of the Purchased Assets, become restricted in carrying on the Business anywhere in the world as a result of any contract or other agreement to which Seller is a party or by which it is bound.

          9.30 Full Disclosure


                              .

               None of  the  representations  and warranties  made  by  the
               Seller herein, or made on its behalf, including any disclosures made in the Disclosure Schedule, contains or will contain, to the best of Seller's knowledge, any untrue statement of material fact or omits or will omit any material fact.


                                         10.



                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to Seller that the following statements are true and correct as of the date hereof and shall remain true and correct as of the Closing as if made again at and as of that time.

          10.1


               Organization, Good Standing and Power of Purchaser.

               (a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and lawful authority to execute, deliver and perform this Agreement and conduct the Business of Seller currently conducted by Seller in each of the jurisdictions in which Seller currently conducts its Business, which are the only jurisdictions where the failure to be so qualified by Purchaser will have a material adverse effect on the business prospects or financial condition of Purchaser.

          10.2 Status of Agreements


                                   .

               (a) All requisite corporate action (including action of its Board of Directors) to approve, execute, deliver and perform this Agreement and each of the other agreements, instruments and other documents to be delivered by and on behalf of Purchaser ("Other Purchaser Documents") in connection herewith has been taken by Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable in accordance with its terms. All Other Purchaser Documents in connection herewith will, when executed and delivered, constitute the valid and binding obligation of Purchaser enforceable in accordance with their respective terms.

               (b) No authorization, approval, consent or order of, or registration, declaration or filing with, any court, governmental body or agency or other public or private body, entity or person is required (except for Purchaser's primary lender, Star Bank, N.A., whose consent shall be obtained prior to Closing) in connection with the execution, delivery or performance of this Agreement or any Other Purchaser Documents in connection herewith.

               (c) Neither the execution, delivery nor performance of this Agreement or any of the Other Purchaser Documents in connection herewith does or will:

                       (i)    conflict  with,  violate  or  result  in  any
                         breach of any judgment, decree, order, statute, ordinance, rule or regulation applicable to Purchaser;

                      (ii)    conflict  with,  violate  or  result  in  any
                         breach of any agreement or instrument to which Purchaser is a party or by which Purchaser or any of Purchaser's assets or properties is bound, or constitute a default thereunder or give rise to a right of acceleration of an obligation of Purchaser; or

                     (iii)    conflict with or violate any provision of the
                         Articles  of   Incorporation   or     By-Laws   of
                         Purchaser.

          10.3


               Brokers and Finders.

               No broker, finder or other person or entity acting in a similar capacity has participated on behalf of Purchaser in bringing about the transaction herein contemplated, or rendered any service with respect thereto or been in any way involved therewith.


                                         11.
                                   BULK SALES ACT




          11.1 Compliance



                          with Bulk Sales Act.

               Purchaser waives compliance with the provisions of any applicable bulk sales law and Seller and Shareholders, jointly and severally, agree to indemnify and hold harmless Purchaser from any liability incurred as a result of the failure to so comply, except to liabilities explicitly assumed hereunder by Purchaser.


                                         12.
                            SURVIVAL OF AND RELIANCE UPON



             REPRESENTATIONS, WARRANTIES AND AGREEMENTS; INDEMNIFICATION

          12.1 Survival of Representations and Warranties


                                                         .

               The parties acknowledge and agree that all representations, warranties and agreements contained in this Agreement or in any agreement, instrument, exhibit, certificate, schedule or other document delivered in connection herewith, shall survive the Closing and continue to be binding upon the party giving such representation, warranty or agreement and shall be fully enforceable to the extent provided for in Sections 12.3 and 12.4 hereof, at law or in equity, for the period beginning on the date of Closing and ending three (3) years thereafter, except for the representations, warranties and agreements designated and identified in Sections 3.1, 3.2, 3.3, 4.2, 9.3, 9.11, 9.12, 9.16 and 10.2 which shall survive the Closing and shall terminate in accordance with the statute of limitations governing written contracts in the State of Virginia and Exhibits K, K-1, L, L-1, L-2 and M, which shall terminate as provided therein.

          12.2


               Reliance Upon and Enforcement of Representations, Warranties and Agreements


                             .
               (a) Seller hereby agree that, notwithstanding any right of Purchaser to fully investigate the affairs of Seller, and notwithstanding knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations, warranties and agreements of Seller contained in this Agreement and upon the accuracy of any document, certificate or exhibit given or delivered to Purchaser pursuant to the provisions of this Agreement.

               (b) Purchaser hereby agrees that, notwithstanding any right of Seller to fully investigate the affairs of
                    Purchaser, and notwithstanding knowledge of facts determined or determinable by Seller pursuant to such investigation or right of investigation, Seller have the right to rely fully upon the representations, warranties and agreements of Purchaser contained in this Agreement and upon the accuracy of any document, certificate or exhibit given or delivered to Seller pursuant to the provisions of this Agreement.

          12.3 Indemnification by Seller and Shareholders


                                                         .

               Provided Purchaser makes a written claim for indemnification against Seller and/or Shareholders within any applicable survival period specified in Section 12.1, Seller and Shareholders (jointly and severally, shall indemnify Purchaser against and hold it harmless from:

            (i) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant, or obligation made or incurred by Seller herein or in any other agreement, instrument or document delivered by or on behalf of Seller pursuant to the provisions of the Agreement;

           (ii) any imposition (including by operation of law) or attempted imposition by a third party upon Purchaser of any liability of Seller which Purchaser has not specifically agreed to assume pursuant to Sections 3.1 and 3.2 of this Agreement;

          (iii) any liability (except for any Assumed Liabilities described in Section 3.1 and 3.2) or other obligation incurred by or imposed upon Purchaser resulting from the failure of the parties to comply with the provisions of any law relating to bulk transfers which may be applicable to the transaction herein contemplated;

           (iv) any and all costs and expenses (including reasonable legal and accounting fees) related to any of the foregoing, subject to the provisions of Section 12.5.

               Except as otherwise provided in this Agreement, nothing in this Section 12.3 shall be construed to limit the amount to which, or the time by which, by reason of offset or otherwise, the Purchaser may recover from Seller or the Shareholders pursuant to this Agreement resulting from Seller's or the Shareholders' breach or violation of any representation, warranty, covenant or agreement contained herein.

               Any amounts to which Purchaser, its successors or assigns, is entitled to indemnification pursuant to the provisions of this Section, subject to the provisions of Section 12.5, shall first be offset against the amount payable to Seller under the promissory note. Provided, however, the offset in any one year may not exceed the aggregate amount of principal and interest due on said promissory note for said year. Prior to any setoff, Purchaser shall send written notice to the holder of the Promissory Note (the _Holder_) stating with reasonable specificity the basis for Purchaser's right to such indemnification payment. If within fifteen (15) days after receipt of such notice of setoff, the Holder contests in writing sent to Purchaser, Purchaser's claim of indemnification under this Section 12, then the amount which Purchaser could otherwise have paid to the holder but for the exercise of such right of setoff shall be paid into an interest bearing escrow account maintained by a bank selected by Purchaser pursuant to a written escrow agreement signed by the parties to this Agreement or a bank account under the joint control of the parties to this Agreement, to be held in such account until Purchaser and the Holder have reached Agreement as to the amount, if any, of such indemnification payment and setoff, or until there has been a judicial resolution of such matter, at which time the amount held in such segregated account, together with any interest accrued thereon, shall be released to the prevailing party, as appropriate and/or instructed. Purchaser and the Holder agree that they will use their best efforts to resolve any such dispute within thirty (30) days of receipt of notice by Purchaser of the Holder's objections to the setoff.

          12.4


               Indemnification by Purchaser.

               Provided Shareholders and Seller make a written claim for indemnification against Purchaser within any applicable survival period specified in Section 12.1, Purchaser shall indemnify Seller and Shareholders against and hold it harmless from any and all loss, damage, liability or deficiency resulting from or arising out of: (i) any Assumed Liabilities; (ii) any liability of Purchaser arising out of Purchaser's operations subsequent to the Closing (except to the extent such liability is the result of a breach of a covenant or warranty of Seller hereunder); (iii) any inaccuracy in or breach of any representation, warranty, covenant or obligation made or incurred by Purchaser herein or in any other agreement, instrument, or document delivered by or on behalf of Purchaser pursuant to the provisions of this Agreement; and (iv) any and all related costs and expenses (including reasonable legal and accounting fees), subject to the provisions of 12.5. Except as otherwise provided herein, nothing in this Section 12.4 shall be construed to limit the amount to which, or the time by which, by reason of offset or otherwise, that Seller may recover from Purchaser pursuant to this Agreement resulting from its breach or violation of any representation, warranty, covenant or agreement contained herein.

          12.5


               Notification of and Participation in Claims.

               (a) No claim for indemnification shall arise until notice thereof is given to the party from whom indemnity is sought. Such notice shall be sent within ten (10) days after the party to be indemnified has received notification of such claim, but failure to notify the indemnifying party shall in no event prejudice the right of the party to be indemnified under this Agreement, unless the indemnifying party shall be prejudiced by such failure and then only to the extent of such prejudice. In the event that any legal proceeding shall be instituted or any claim or demand is asserted by any third party in respect of which Seller and Shareholders on the one hand, or Purchaser on the other hand, may have an obligation to indemnify the other, the party asserting such right to indemnity (the "Party to be Indemnified") shall give or cause to be given to the party from whom indemnity is sought (the "Indemnifying Party") written notice thereof. The Indemnifying Party may elect, within thirty (30) days after receipt of such notice, or five (5) days before the return date required by any citation, claim or other statute, whichever occurs earlier, to contest or defend against such claim at the Indemnifying Party's expense, and shall give written notice to the Party to be Indemnified of the commencement of such defense with reasonable promptness after giving of the written notice of the claim by the Party to be Indemnified. The Party to be Indemnified shall be entitled to participate with the Indemnifying Party in such event (at the cost and expense of the Party to be
                    Indemnified) but shall not be entitled in any way to release, waive, settle, modify, or pay such claim without the consent of the Indemnifying Party if the Indemnifying Party has assumed such defense. In the event that the Party to be Indemnified determines to settle any such claim without such prior consent of the Indemnifying Party, the Indemnifying Party shall have no further indemnification obligations under this
                    Section 12 with respect to such claim. In the event that the Indemnifying Party does not elect to contest, defend, settle or pay the claim as provided above, the Party to be Indemnified shall have the exclusive right to prosecute, defend, compromise, settle or pay the claim in its sole discretion and pursue its rights under this Agreement. In the event the Indemnifying Party shall assume the defense, the Indemnifying Party and the Party to be Indemnified shall cooperate in the defense of such action and the records of each shall be available to the other with respect to such defense.

          12.6


               Limitation on Liability

               Notwithstanding  anything  expressed   or  implied  to   the
               contrary in this Agreement:

               Each Shareholder and  Seller shall have  no liability  under
               Section 12.3 until the aggregate amount of all claims  under
               Section 12.3 exceed a deductible of Ten Thousand Dollars ($10,000); provided, however, that if such claims exceed Ten Thousand Dollars ($10,000), then the indemnification provided for in Section 12.3 shall apply to claims in excess of the Ten Thousand Dollars ($10,000) deductible provided for above.


                                         13.



                                 EXPRESS CONDITIONS

          13.1 Notwithstanding anything herein to the contrary, Purchaser's
               obligations  hereunder   are   subject  to   the   following
               conditions:

               (a) Purchaser shall have obtained from its primary lender, Star Bank, N.A., consent to the transaction.

               (b) Purchaser shall have acquired all necessary permits from federal, state and local agencies that are necessary to conduct business in the States of Virginia and West Virginia.

               (c)  Approval of the Board of Directors of Purchaser.

               (d) Purchaser has completed its due diligence investigation of the books and records and business prospects of Seller to its satisfaction.

               The contingencies set forth in this Section shall have all been met, or rejected in writing, by Purchaser and Seller, where applicable, no later than March 6, 1998.


                                         14.
                                     THE CLOSING




          14.1 Date, Time and Place of Closing


                                              .

               Consummation of the transactions contemplated hereby (the "Closing") shall take place on March 6, 1998 (the "Closing Date"), at 10:00 a.m. EST at the offices of Lindhorst & Dreidame, 312 Walnut Street, Suite 2300, Cincinnati, Ohio 45202, or on such other Closing Date, or at such other time and/or place as the parties may mutually agree upon.

          14.2


               Conditions Precedent to Purchaser's Obligations.

               The obligation of Purchaser to perform in accordance with this Agreement and to consummate the transactions herein contemplated is subject to the satisfaction of the following conditions at or before the Closing:

               (a) Seller shall have complied with and performed all of the representations, warranties, agreements and covenants hereunder required to be performed by it prior to or at the Closing;

               (b) There shall be no pending or threatened legal action which, if successful, would prohibit consummation or require substantial rescission of the transactions contemplated by this Agreement;

               (c) The business, aggregate properties and operations of Seller shall not have been materially adversely affected as a result of any fire, accident or other casualty or any labor disturbance or act of God or the public enemy, and there shall otherwise have been no material adverse change to the business, aggregate properties, or operations of Seller since December 31, 1997;

               (d) Seller shall have delivered to Purchaser, at or before the Closing, the following documents, all of which shall be in form and substance reasonably acceptable to the Purchaser and its counsel:

                 (i)     The instruments of  transfer required by  Sections
                         2.5 and 2.6;

                (ii) Releases (or copies thereof) of all liens, claims, charges, encumbrances, security interests and restrictions on Purchased Assets necessary to provide Purchaser with good, marketable and indefeasible title to each of the Purchased Assets at the Closing;

               (iii) Certified copies of the corporate actions taken by the Board of Directors and Shareholders of Seller authorizing the execution, delivery and performance of this Agreement;

                (iv) Certificates of Existence for Seller from the Secretary of State of Virginia dated no earlier than fifteen (15) days prior to Closing;

                 (v) Opinion letter of Saunders, Cary and Patterson, Richmond, VA for Seller containing the opinion set forth in Exhibit _N_;

                (vi) Seller shall have entered into the Subordination Agreement in the form attached hereto as Exhibit "I";

               (vii) Seller and the Shareholders shall have entered into the non-competition agreements set forth in Exhibits _L_, _L-1" and _L-2";

               (viii)    Shareholders   shall   have   entered   into   the
                         Employment Agreements set forth in Exhibits _K_ and _K-1";

                (ix) The express conditions set forth in Section 13 have been satisfied or waived.

               (e) Seller will execute the Consent for Use of Similar Name as set forth in Section 9.19.

               (f) CCS&W, a Virginia general partnership, shall enter into a lease agreement with Purchaser for the Richmond, Virginia location as set forth in Exhibit _M_.

               (g) Purchaser shall have received assurances in form and substance satisfactory to it (that may include insurance certificates) that Seller has made all provisions necessary under applicable law, with regard to an employer's obligation to provide for a continuation of health insurance and other benefits of any employee, who is not employed by Seller following termination of employment.

               (h) On or before the Closing Date, if reasonably obtainable, or promptly thereafter, Seller shall provide to Purchaser copies of certificates from the appropriate taxing authority stating that no Taxes are due to any state or other taxing authority with respect to the Business of Seller.

          14.3 Conditions Precedent to Seller's Obligations


                                                           .

               The obligation of Seller to perform in accordance with this Agreement and to consummate the transactions herein contemplated is subject to the satisfaction of the following conditions at or before the Closing:

               (a) Performance by Purchaser of all of the representations, warranties, agreements and covenants to be performed by it at or before the Closing;

               (b) There shall be no pending or threatened legal action which, if successful, would prohibit consummation or require substantial rescission of the transactions contemplated by this Agreement;

               (c) Purchaser shall deliver to Seller at or before the Closing the following documents, all of which shall be in form and substance acceptable to Seller and its counsel:

                 (i) A certified or bank cashier's check or wire transfer for the aggregate amount to be paid to Seller at the Closing pursuant to Section 4.2(a) hereof;

                (ii) Assumption of Liabilities Agreement under which Purchaser assumes the Liabilities set forth in Sections 3.1 and 3.2;

               (iii)     A subordinated  promissory note  as set  forth  in
                         Section 4.2(c);

                (iv) Certified copies of the corporate actions taken by Purchaser authorizing the execution, delivery and performance of this Agreement;

                 (v) Certificate of Good Standing for Purchaser from the Secretary of State of Delaware dated no earlier than fifteen (15) days prior to the date of Closing;

                (vi) Opinion letter of Lindhorst & Dreidame Co., L.P.A., counsel for Purchaser, addressed to Seller and dated the Closing Date, containing the opinions set forth on Exhibit "O";

               (vii) All of the express conditions set forth in Section 14 have been satisfied or waived.

               (d)  Purchaser  shall  have  entered  into  the   Employment
                    Agreements set forth in Exhibit _K_ and _K-1".


                                         15.
                                 GENERAL PROVISIONS




          15.1


               Publicity.

               All public announcements relating to this Agreement or the transactions contemplated hereby will be made by Purchaser with the consent of Seller, which consent will not be unreasonably withheld, except for any disclosure which may be required because of Purchaser's being a publicly-traded corporation on the over-the-counter market.

          15.2


               Expenses.

               Purchaser will bear and pay all of its expenses incident to the transactions contemplated by this Agreement which are incurred by Purchaser or its representatives and Seller shall bear and pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Seller or their respective representatives.

          15.3 Notices


                      .

               All notices and other communications required by this Agreement shall be in writing and shall be deemed given if delivered by hand or mailed by registered mail or certified mail, return receipt requested, to the appropriate party at the following address (or at such other address for a party as shall be specified by notice pursuant hereto):

               (a)  If to Purchaser, to:
                         Pomeroy Computer Resources, Inc.
                         1020 Petersburg Road
                         Hebron, Kentucky  41048

                    With a copy to:
                         James H. Smith III, Esq.
                         Lindhorst & Dreidame
                         312 Walnut Street, Suite 2300
                         Cincinnati, Ohio  45202

               (b)  If to Seller, to:
                         Commercial Business Systems, Inc.
                         14321 Sommerville Court, Suite 103
                         Midlothian, VA  23113

                    With a copy to:
                         Saunders, Cary & Patterson
                         9100 Arboretum Parkway, Suite 300
                         Richmond, Virginia  23236
                         Attention:  Edwin Gadberry, III

               (c)  If to Shareholders, to:
                         Thomas M. Clayton
                         14321 Sommerville Court, Suite 103
                         Midlothian, VA  23113

          15.4


               Binding Effect.

               Except as may be otherwise provided herein, this Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

          15.5


               Headings.

               The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

          15.6


               Exhibits.

               The Exhibits referred to in this Agreement constitute an integral part of this Agreement as if fully rewritten herein.

          15.7 Counterparts


                           .

               This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which constitute together one and the same document.

          15.8 Governing Law


                            .

               This Agreement shall be construed in accordance with and governed by the laws of the State of Virginia, without regard to its laws regarding conflict of laws.

          15.9


               Severability.

               If any provision of this Agreement shall be held unenforceable, invalid, or void to any extent for any reason, such provision shall remain in force and effect to the maximum extent allowable, if any, and the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby.

          15.10


                    Waivers; Remedies Exclusive.

               No waiver of any right or option hereunder by any party shall operate as a waiver of any other right or option, or the same right or option with respect to any subsequent occasion for its exercise, or of any right to damages. No waiver by any party of any breach of this Agreement or of any representation or warranty contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. No waiver of any of the provisions of this Agreement shall be valid and enforceable unless such waiver is in writing and signed by the party granting the same. Except as otherwise provided in the note issued pursuant to Section 4.2(c), the Employment Agreements and the Covenant Not to Compete Agreements, the indemnification provided for by Section 12 herein shall constitute the exclusive remedy of any party with respect to
               (i) the matters for which such indemnification is provided and (ii) any other matters arising out of, relating to or connected with this Agreement or the transactions contemplated hereby, and whether any claims or causes of action asserted with respect to any such matters are brought in contract, tort or other legal theory whatsoever.

          15.11


                    Assignments.

               Except as otherwise provided in this Agreement, no party shall assign its rights or obligations hereunder prior to Closing without the prior written consent of the other party.

          15.12     Entire Agreement


                                    .

               This Agreement and the agreements, instruments and other documents to be delivered hereunder constitute the entire understanding and agreement concerning the subject matter hereof. All negotiations between the parties hereto are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein and to be delivered hereunder. Except as otherwise expressly contemplated by this Agreement, nothing expressed or implied in this Agreement is intended or shall be construed so as to grant or confer on any person, firm or corporation other than the parties hereto any rights or privilege hereunder. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.

          15.13


                    Business Records.

               Seller and Shareholders shall be permitted to retain copies of such books and records relating to the Purchased Assets and relating to the accounting and tax matters of the
               Business and to have access to all original copies of records so delivered to Purchaser at reasonable times, for any reasonable business purpose, for a period of six (6) years after the Closing.

               The parties hereto have executed this Agreement as of the date first above written.

          WITNESSES:                      COMMERCIAL   BUSINESS    SYSTEMS,
          INC.


          ___________________________


          ___________________________
               By:________________________________


          ___________________________     POMEROY COMPUTER RESOURCES, INC.


          ___________________________
               By:________________________________


          ___________________________


          ___________________________
               __________________________________
                                          THOMAS M. CLAYTON


          ___________________________


          ___________________________
               __________________________________
                                          STEVEN SHAPIRO

                                     EXHIBIT _G_
                                   EXCLUDED ASSETS






          1.   Any income tax refunds

          2. The Purchase Price or any part thereof received by Seller for the sale of the Purchased Assets

          3. Any tangible or intangible assets related to the depot repair and refurbishing business of Seller

          4.   Seller's minute book and stock records

                                      EXHIBIT J

                            ALLOCATION OF PURCHASE PRICE





          Asset


                                          Purchase Price Allocation





          Cash or Cash Equivalent         Book Value at Time of Sale

          Accounts Receivable             Book Value at Time of Sale

          Inventory                       Book Value at Time of Sale

          Prepaid Expenses                Book Value at Time of Sale

          Equipment, Furniture & Fixtures Book Value at Time of Sale

          Leasehold Improvements          Book Value at Time of Sale

          Other Assets                    Book Value at Time of Sale

          Goodwill                        Book Value at Time of Sale

                                     EXHIBIT _1"

                              LIABILITIES BEING ASSUMED


               (i) Accounts payable incurred in the ordinary course of the Business, which accounts payable totaled $196,919.07 on January 31, 1998;

               (ii)      A sales tax payable in the amount of $9,272.26  as
                    of January 31, 1998; and

               (iii)     Long term notes payable  to Jefferson Bank in  the
                    approximate amount of $35,103.00 relating to various vehicle loans as of January 31, 1998; and

               (iv) Accrued  vacation  pay  which  totalled   approximately
                    $20,000.00 on January 31, 1998.

                    The Assumed Liabilities to be assumed as set forth in Section 3.1(i) through (iv) as may be incurred, increased or decreased since January 31, 1998 to the Pro Forma Balance Sheet for operations in the ordinary course of business or any other transaction permitted by this Agreement, and subject to the satisfaction of the Net Asset Amount requirement set forth in Section 4.1(d) as of the Closing Date.

                                      EXHIBIT A


                          Permitted Increase - $50,000,000



                                $40,000,000.00 - Senior Debt

                                   + $50,000,000.00


                                                    - Permitted Increase


                                 $90,000,000.00 - Total Subordinated Debt